Exhibit 99.1EExhibit 99.1

NEWS RELEASE
Contacts: MSC Income Fund, Inc. Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com Cory E. Gilbert, CFO, cgilbert@mainstcapital.com 713-350-6000
MSC Income Fund Announces
2-for-1 Reverse Stock Split
HOUSTON, December 16, 2024 – MSC Income Fund, Inc. (the “Company”) is pleased to announce that, pursuant to approval by its board of directors and in connection with its potential listing transaction, the Company has completed a 2-for-1 reverse stock split of its issued and outstanding shares of common stock, par value $0.001 per share (“Common Stock”), effective as of December 16, 2024. As a result of the reverse stock split, every two shares of Common Stock has been automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share. Stockholder distributions will be unchanged, as the previously announced quarterly dividend per share payable on January 31, 2025 to stockholders of record as of December 31, 2024 will adjust commensurate with the 2-for-1 ratio of the reverse stock split.
The reverse stock split will reduce the number of shares of Common Stock outstanding from approximately 80.5 million shares to approximately 40.2 million shares. The number of authorized shares of Common Stock under the Company’s articles of amendment and restatement will remain unchanged at 450.0 million shares.
Holders of the Common Stock held in book-entry form or through a bank, broker or other nominee do not need to take any action in connection with the reverse stock split. Stockholders of record will receive information from the Company’s transfer agent, SS&C GIDS, Inc., regarding their post-split Common Stock ownership. Stockholders holding shares of Common Stock in certificate form will receive a transmittal letter from SS&C GIDS, Inc., accompanied by instructions specifying how to exchange stock certificates for a statement of holding.
ABOUT MSC INCOME FUND, INC.
The Company (www.mscincomefund.com) is a principal investment firm that primarily provides debt capital to private companies owned by or in the process of being acquired by a private equity fund and also provides customized long-term debt and equity capital solutions to lower middle market companies. The Company’s portfolio investments are typically made to support leveraged buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. The Company seeks to partner with private equity fund sponsors and primarily invests in secured debt investments within its private loan investment strategy. The Company seeks to partner with entrepreneurs, business owners and management teams and generally provides customized “one-stop” debt and equity financing solutions in its lower middle market investment strategy. The Company’s private loan portfolio companies generally have annual revenues between $25 million and $500 million. The Company’s lower middle market portfolio companies generally have annual revenues between $10 million and $150 million.

ABOUT MSC ADVISER I, LLC
MSC Adviser I, LLC is a wholly owned subsidiary of Main Street Capital Corporation (NYSE: MAIN) that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. It currently manages investments for external parties, including the Company.
FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Such statements speak only as of the time when made and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future.
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